UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934

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Southern First Bancshares, Inc.

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SOUTHERN FIRST BANCSHARES, INC.

6 Verdae Boulevard | Greenville, South Carolina 29607

Notice of Annual Meeting of Shareholders To Be Held on May 16, 2023

Dear Fellow Shareholder:

We cordially invite you to attend the 2023 Annual Meeting of Shareholders of Southern First Bancshares, Inc. (the “Company” or “Southern First”), the holding company for Southern First Bank (the “Bank”). At the meeting, we will report on our performance in 2022 and answer your questions. We look forward to discussing both our accomplishments and our future plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 16, 2023 at the Bank’s principal executive office located at 6 Verdae Boulevard, Greenville, South Carolina, at 9:30 a.m. Eastern Standard Time, for the following purposes:

1.	To elect five directors to serve a three-year term;
2.	To amend the Articles of Incorporation of Southern First Bancshares, Inc. to phase out the classified board of directors structure;
3.	To approve the compensation of our named executive officers as disclosed in the accompanying proxy statement (this is a non-binding, advisory vote);
4.	To ratify the appointment of Elliott Davis, LLC as our independent registered public accountant for the year ending December 31, 2023; and
5.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 17, 2023 are entitled to attend and vote at the Annual Meeting. The enclosed proxy statement and proxy are first being sent to our shareholders on or about April 6, 2023. A complete list of these shareholders will be available at our offices prior to the meeting. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

In making your own decision regarding whether to attend the annual meeting, we advise our shareholders to take into account the current health environment and the risks to your personal health and the health of others. You have a number of ways to vote (mail-in proxy, on-line or telephone) in addition to voting by ballot if you are present in person at the meeting, and we encourage you to use them.

Important Notice of Internet Availability. This proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2022 are available to the public for viewing on the Internet at http://www.edocumentview.com/sfst. Directions to the annual meeting can be obtained by contacting Mrs. Ellen Kish at 864.679.9000.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

Greenville, South Carolina	R. Arthur Seaver, Jr.
April 6, 2023	Chief Executive Officer

SOUTHERN FIRST BANCSHARES, INC.

100 Verdae Boulevard, Suite 100

Greenville, South Carolina 29607

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 16, 2023

Our Board of Directors is soliciting proxies for the 2023 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

In this proxy statement, “we,” “us,” “our,” “Southern First,” or the “Company” refer to Southern First Bancshares, Inc., the “Bank” refers to Southern First Bank, and “you” and “your” refer to each shareholder of Southern First Bancshares, Inc.

VOTING INFORMATION

Record Date; Shares Outstanding

Our Board of Directors set March 17, 2023 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 8,053,125 shares of common stock outstanding on the record date.

Shares Held in Street Name

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee to vote your shares as you decide and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

Quorum and Adjournment

A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. If a share is represented for any purpose at the meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, is required to be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with our Bylaws. Our directors, officers and employees may solicit proxies for the reconvened meeting in person or by mail, telephone or other means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting.

Required Vote

Provided a quorum is established at the annual meeting, directors will be elected by a plurality of the votes cast at the meeting. Shareholders of the Company do not have cumulative voting rights in the election of directors. The proposal to amend our Articles of Incorporation to phase out the classified board of directors structure requires the approval of two-thirds of the votes entitled to be cast on the proposal. All other matters to be considered and acted upon at the meeting, including (i) the proposal to approve, as a non-binding advisory vote, the compensation of our named executive officers and (ii) the proposal to ratify, as a non-binding advisory vote, the appointment of Elliott Davis, LLC (“Elliott Davis”) as our independent registered public accountant for the year ending December 31, 2023, require that the votes cast in favor of the matter exceed the number of votes cast against or abstain with respect to the matter, provided a quorum has been established. Broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

Stockbrokers are generally permitted by their regulatory authorities to vote shares held by them for their customers on matters considered by the regulatory authorities to be routine, even if the stockbrokers have not received voting instructions from their customers. If the regulatory authorities do not consider a matter routine, then a stockbroker is generally prohibited from voting a customer’s shares on the matter unless the customer has given voting instructions on that matter to the stockbroker. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to the ratification of our independent registered public accountant – but not with respect to any of the other proposals to be voted on at the annual meeting. Because the proposals to elect directors, to amend our Articles of Incorporation to phase out the classified board of directors structure, and to approve, as a non-binding advisory vote, the compensation of our named executive officers are not considered to be routine matters, it is important that you provide instructions to your bank or broker if your shares are held in street name so that your vote with respect to these matters is counted. Stockbrokers and banks holding shares for their customers will not have the ability to cast votes with respect to these matters unless they have received instructions from their customers. Your stockbroker or bank will not vote on these non-routine matters if you do not give voting instructions with respect to these matters.

Appointed Proxies

When you sign the enclosed proxy card, you appoint R. Arthur Seaver, Jr. and James B. Orders, III as your representatives at the meeting. Mr. Seaver and Mr. Orders will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Seaver and Mr. Orders will vote your proxy “FOR” the election to the board of directors of all nominees listed below under “Election of Directors,” “FOR” the amendment to our Articles of Incorporation to phase out the classified board of directors structure, “FOR” the non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, and “FOR” the ratification of our independent registered public accountant. In addition, if any other matters come before the meeting, Mr. Seaver and Mr. Orders will vote your proxy on such matters in accordance with their judgment.

Revocability of Proxies and Changes to Your Vote

If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account), you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

Solicitation of Proxies

We are paying for the costs of preparing and mailing the proxy materials and reimbursing brokers and others for their expenses in forwarding copies of the proxy materials to our shareholders. Our directors, officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so.

Availability of Information

Our 2022 Annual Report to Shareholders on Form 10-K, including financial statements and financial statement schedules, but not the exhibits to the Form 10-K, and the 2023 Notice of Annual Meeting and Proxy Statement are available on the following website, http://www.edocumentview.com/sfst or through the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov. This information may be obtained without charge upon written request to Southern First Bancshares, Inc. Please direct your requests to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary. Copies of exhibits to the Form 10-K may be requested at the cost of 30 cents per page from the Company.

Householding of Proxy Materials

Only one copy of our proxy materials is being delivered to two or more shareholders who share an address unless we have received contrary instructions from one or more of the holders. However, upon request by any shareholder, we will deliver one or more additional copies of this proxy statement and our 2022 Annual Report on Form 10-K to shareholders at a shared address to which a single copy of the documents was delivered. Accordingly, shareholders should contact us either by phone at 864.679.9000 or in writing to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary, if they wish to receive any additional copies of our proxy materials. Shareholders who share an address and are currently receiving multiple copies of our proxy materials may contact us at the same phone number or address if they wish to receive a single copy of our proxy materials in the future.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Our board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. However, if Proposal No. 2 is approved by our shareholders, our Articles of Incorporation will be amended to phase out the classified structure of our board of directors. Our current directors and their classes are:

Class I	Class II	Class III*
Mark A. Cothran	Leighton M. Cubbage	Andrew B. Cajka
Rudolph G. Johnstone, III, M.D.	David G. Ellison	Anne S. Ellefson
R. Arthur Seaver, Jr.	Terry Grayson-Caprio	Tecumseh Hooper, Jr.
Anna T. Locke	James B. Orders, III	Ray A. Lattimore
William A. Maner, IV

*Standing for re-election at this annual meeting.

The current term of the Class III directors will expire at this annual meeting of shareholders, the term of the Class I directors will expire at the 2024 annual meeting, and the term of the Class II directors will expire at the 2025 annual meeting. At the Annual Meeting, shareholders will elect five nominees as Class III directors to serve a three-year term, expiring in 2026, irrespective of whether Proposal No. 2 is approved. The directors will be elected by a plurality of the votes cast at the meeting, which means that the five nominees receiving the highest number of votes will be elected. Shareholders do not have cumulative voting rights with respect to the election of directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Seaver and Mr. Orders will vote your proxy to elect Mr. Cajka, Ms. Ellefson, Mr. Hooper, Mr. Lattimore and Mr. Maner as Class III directors. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Mr. Seaver and Mr. Orders will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

The Board of Directors unanimously recommends that you vote “FOR” the election of Andrew B. Cajka, Anne S. Ellefson, Tecumseh Hooper, Jr., Ray A. Lattimore, and William A. Maner, IV as Class III directors.

Biographical Information for Each Nominee for Director

Set forth below is certain information about the current nominees, each of whom is also a director of the Bank.

Andrew B. Cajka, 63, Class III director, has served as a director of the Company since 1999. Mr. Cajka is the founder and president of Southern Hospitality Group, LLC, a private hotel management and development company in Greenville, South Carolina. Prior to starting his own business, Mr. Cajka was a managing member of Hyatt Hotels Corporation from 1986 until 1998. He is a 1982 graduate of Bowling Green State University. In 2022 he received the designation of Honorary Alumnus of Clemson University and was awarded the 2020 South Carolina Hotelier of the year. He serves as chairman of the Clemson University Research Foundation. He is also an executive member of the One Spartanburg Chamber Board of Directors and Chairman of the Spartanburg Tourism Council. He is a past chairman of the Greenville County Research and Technology Development board, past chairman of Visit Greenville SC and the Convention and Visitors Bureau, past chairman of the Greenville Tech Hospitality Board, and past vice chairman of the board for St. Joseph’s High School. Mr. Cajka is a previous member of the BMW Nationwide Tournament advisory board and has served as a board member of the Urban League, Upstate Red Cross, the Metropolitan Arts Council and the Thornblade Board of Governors. Additionally, Mr. Cajka previously served on the board of directors for the Greenville Chamber of Commerce and is past president of the downtown area council, as well as past chairman of Greenville Hospital Foundation Board and past chairman of the Children’s Hospital. Mr. Cajka has substantial development and management experience in the hospitality industry and is extensively involved in the local community, both of which enhance his ability to serve as a director.

Anne S. Ellefson, 68, Class III director, has served as a director of the Company since 2001. Mrs. Ellefson is an attorney and in 2020 retired from her position as Vice President-Deputy General Counsel at Prisma Health, a not-for-profit health organization, having been with Prisma Health, and its predecessor, Greenville Health System, since 2014. She was formerly a shareholder with Haynsworth Sinkler Boyd, P.A., where she practiced law from 1979 through 2013. Mrs. Ellefson is a 1976 graduate of the University of South Carolina where she received a bachelor’s degree and a 1979 graduate of the University of South Carolina School of Law. Mrs. Ellefson previously served on advisory boards at both United Carolina Bank and BB&T Bank. She is a past chairman of the Greater Greenville Chamber of Commerce and the United Way of Greenville County and formerly served on the Board of Directors of the South Carolina Chamber of Commerce. She served as a member of the Board of Governors of the South Carolina Bar (where she recently also served as President), was President of the Board of Directors of the South Carolina Educational Television Endowment, and served as chair of South Carolina Technology & Aviation Center (SCTAC). She currently serves as chair of the Hollingsworth Fund and Verdae Development, Inc. and is the past President of the South Carolina Bar Foundation. In addition, she serves on the board of the Greenville Local Development Corporation. Mrs. Ellefson has extensive legal experience, with a specialization in real estate, and significant leadership activities in local and state chamber and other development organizations, all of which give her useful insights and a valuable understanding of the key markets we serve.

Tecumseh “Tee” Hooper, Jr., 75, Class III director, has served as a director of the Company since 1999. Mr. Hooper is a private investor and chairman of the board of FGP International Inc., a private executive search and temporary placement service company, and he has been with FGP International Inc. since 2003. He was the president of Modern Office Machines/IKON Office Solutions in Greenville, South Carolina, from 1982 through 2001, chief executive officer of Profit Lab from 2001 through 2006, chief executive officer of General Wholesale Distributor from 2007 through 2016, and chief executive officer of Sign Crafters, USA, LLC, from 2016 through 2018. Mr. Hooper graduated from The Citadel in 1969 with a degree in business administration, and he received a masters in business administration from the University of South Carolina in 1971. Mr. Hooper has served the community as a board member of the Greenville Chamber of Commerce, Camp Greenville, YMCA Metropolitan, and the United Way, and as past president of the Greenville Urban League. Mr. Hooper has also served on the board of directors for Leadership Greenville, Leadership South Carolina, and also served as chairman of the South Carolina Department of Transportation, and of the Patriots Point Development Authority in Charleston. He is a former member of The Citadel Board of Visitors and serves on the boards of Verdae Development and Upstate Warrior Solution and Prisma Upstate. Mr. Hooper’s deep ties to the Greenville community, varied business career in executive management, and experience with key government agencies provide him with a valuable perspective as a director.

Ray A. Lattimore, 63, Class III director, has served as director of the Company since 2021. Since 1996, Mr. Lattimore has served as founder, President, and Chief Executive Officer of Marketplace Professional Staffing, a staffing firm which provides high quality, value-added recruiting and staffing solutions to leading regional, national, and international companies. He also founded the Ace Building Maintenance Company which supplies various corporate and industrial accounts with highly dependable janitorial and maintenance services. Mr. Lattimore currently serves as Chairman of the Phillis Wheatley Community Center Board of Directors, Chairman of Greenville Technical College Area Commission Board of Directors and is on the Strategic Planning Committee of the Bon Secours Saint Francis Health System Board. Mr. Lattimore is a respected community leader and a dynamic speaker on entrepreneurship, minority enterprises, and wealth creation, which enhances his ability to serve as a director.

William A. Maner, IV, 60, Class III director, has served as a director of the Company since 2021. From 2006 to 2018, Mr. Maner served as a founding partner of Edge Capital, an investment firm based in Atlanta, Georgia, and has served as an Advisory Director for the firm since 2018. He has also served as an Advisory Director of Lazear Capital Partners, an ESOP M&A firm, based in Columbus, Ohio since 2020. Mr. Maner previously worked for Arthur Andersen, as a certified public accountant, and for Morgan Stanley as an investment banker. He was also the Chief Financial Officer for ExGov, an early-stage Internet company. Mr. Maner graduated from Washington & Lee University in 1985 with a degree in commerce, and he received a masters in business administration from the Darden School of Business at the University of Virginia in 1990. Mr. Maner currently serves on the Board of Directors of the Atlanta Youth Project. Mr. Maner’s ties to the Atlanta community, a key market for the bank, enhances his ability to serve on our board of directors.

Our Other Directors

Set forth below is information about our other directors each of whom is also a director of the Bank.

Mark A. Cothran, 65, Class I director, has served as director of the Company since 1999. Mr. Cothran is the president and owner of Cothran Properties, LLC, a private real estate development company in Greenville, South Carolina, and he has been with Cothran Properties, LLC since 1986. Mr. Cothran received his bachelor’s degree in finance and banking from the University of South Carolina in 1980 and is a licensed real estate broker in the State of South Carolina. He currently serves on the Tax and Legislative Committee and the National Business Park Forum of the National Association of Industrial and Office Properties (NAIOP) for which he is also the past chairman. He is also the past president of the state chapter of NAIOP. He has served on the board of directors of the Greenville Chamber of Commerce, the Chamber of Commerce’s Economic Development Board, the Advisory Board of Greenville National Bank, and the board of directors of General Wholesale Distributors, Inc. His extensive experience in real estate and development activities, along with his long term ties to our local community, provide him with a valuable understanding of the key markets we serve.

Leighton M. Cubbage, 70, Class II director, has served as director of the Company since 1999. Mr. Cubbage is the co-founder and chairman of Allie Capital and Serrus Capital Partners, both private real estate investment companies. Previously, he was the co-founder, president, and chief operating officer of Corporate Telemanagement Group in Greenville, South Carolina from 1989 until 1995. Since 1995, Mr. Cubbage has been a private investor maintaining investment interests in a weekly newspaper and car dealerships. He is a 1977 graduate of Clemson University with a bachelor’s degree in political science. Mr. Cubbage previously served as chairman of the Greenville Hospital System board of trustees, was a former member of the Greenville Technical College Foundation Board and has served on the board of directors of the Greenville Chamber of Commerce, Clemson Spiro College of Entrepreneurship and Homes of Hope. Mr. Cubbage was chosen by the South Carolina Governor as Chairman of the South Carolina Venture Capital Authority and was inducted into the Clemson University Spiro Entrepreneurial Institute Hall of Fame in 2011. In 1993 he graduated from the University of North Carolina at Chapel Hill’s Advanced Management Program. Mr. Cubbage’s leadership experience, extensive knowledge of the technology industry and corporate management enhance his ability to contribute to the Company as a director.

David G. Ellison, 73, Class II director, has served as director of the Company since 2001. Mr. Ellison is currently a Wealth Management Advisor with Northwestern Mutual, where he retired as managing director in 2010, after 28 years of service in that role. Mr. Ellison is a 1972 graduate of Furman University where he received a bachelor’s degree and a 1976 graduate of the Clemson-Furman University Program where he received a masters in business administration. Mr. Ellison is in his seventh term on the board of trustees of Furman University, where he is also a former board chair. He is a past president of both the Furman Alumni Association and Furman Paladin Club and has also served on the board of trustees for United Way of Greenville County and as a prior commissioner of the Greenville Housing Authority. Mr. Ellison has extensive financial experience primarily in the insurance industry and has corporate governance experience with a number of nonprofit organizations which provide a valuable perspective as a director.

Terry Grayson-Caprio, 59, Class II director, has served as director of the Company since 2021. In 2020, Ms. Grayson-Caprio retired from KPMG after 35 years where she was most recently the Managing Partner of the firm’s South Carolina practice. As Managing Partner, she was responsible for the state’s business operations including key accounts, business development, talent management, market development, facilities, and financial management. She currently serves as Director and Board Chair of the Carolina Governor’s School for the Arts and Humanities Foundation, Director of the Greenville County Museum of Art, and Director of the Winthrop University Foundation. Ms. Grayson-Caprio is a trusted business leader to both domestic and international companies, a persuasive communicator, and a critical thinker which provide her with a valuable perspective as a director.

Rudolph G. “Trip” Johnstone, III, M.D., 62, Class I director, has served as a director of the Company since 1999. Dr. Johnstone is a physician who has practiced with Allergy Partners of the Upstate since 1992. He graduated from Washington & Lee University in 1982 with a degree in biology and from the Medical University of South Carolina in 1986. Dr. Johnstone served on the advisory board to Greenville National Bank from 1995 until 1998. He serves on the board of directors of Allergy Partners, PA and is a past president of the Southeastern Asthma, Allergy, and Immunology Society. Dr. Johnstone has an extensive knowledge of and a connection to the medical community, a targeted market for the bank, which enhances his ability to contribute to the Company as a director.

Anna T. Locke, 46, Class I director, has served as director of the Company since 2018. Ms. Locke is the president and owner of A.T. Locke, PC, an outsourced accounting management company. Prior to starting her own business in 2004, Ms. Locke was with Elliott Davis, a regional accounting firm headquartered in Greenville, South Carolina. Ms. Locke is a 1998 magna cum laude graduate of

Clemson University and a certified public accountant. Ms. Locke is a past member of Vistage International and the Accounting Advisory Committees for both Greenville Technical College and Clemson University and former Treasurer of InnoVision Awards Organization. Ms. Locke has previously served on the board for the Center for Developmental Services, NEXT School, Certified Development Corporation of South Carolina, the Greater Greer Chamber of Commerce and Friends of the Guardian ad Litem. Ms. Locke’s financial expertise and experience with various local businesses and non-profit organizations provide her with a valuable perspective as director.

James B. Orders, III, 70, Class II director, has served as director the Company and chairman of our board of directors since 1999. From 1986 to 2014, Mr. Orders was the president of Park Place Corporation, a private company engaged in the manufacture and sale of mattresses to the wholesale market. He attended Clemson University from 1970 until 1974. Mr. Orders is a past president of the International Sleep Products Association, a past president of the Downtown Rotary Club, a past member of the advisory board of Greenville National Bank and a past member of the advisory board of Carolina First Bank. He is a past board member and board chairman of Cox Industries, Inc., a private company that specialized in the manufacture and distribution of treated wood products. Mr. Orders has executive management experience in national sales markets in addition to experience in the South Carolina real estate market. His leadership abilities and long connection to the local communities we serve enhance his ability to serve on our board of directors.

R. Arthur “Art” Seaver, Jr., 59, Class I director, has served as our Chief Executive Officer since 1999. He has over 30 years of banking experience. From 1986 until 1992, Mr. Seaver held various positions with The Citizens & Southern National Bank of South Carolina. From 1992 until February 1999, he was with Greenville National Bank, which was acquired by Regions Bank in 1998. He was the senior vice president in lending and was also responsible for managing Greenville National Bank’s deposit strategies prior to leaving to form the Bank. Mr. Seaver is a 1986 graduate of Clemson University with a bachelor’s degree in financial management and a 1999 graduate of the BAI Graduate School of Community Bank Management. He currently serves as a member of the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Richmond and the Phillis Wheatly Community Center in Greenville, South Carolina. He is a past member of the board of the St. Francis Foundation, past chairman of the Board for the South Carolina Bankers Association and past chair of the United Way of Greenville County Board of Trustees. In addition, he has worked with organizations including the United Way of Greenville County, Leadership Greenville, the Greenville Chamber of Commerce, the South Carolina Network of Business and Education Partnership, Junior League, Junior Achievement, the Greenville Convention and Visitors Bureau, the United Way, and the First Presbyterian Church in Greenville. Mr. Seaver’s experience in banking and vision for our company give him the leadership and consensus building skills that provide significant insight and expertise to the board. In addition, his involvement with various local and nonprofit organizations provides him with a valuable understanding of the communities we serve.

BOARD DIVERSITY DISCLOSURE

In accordance with The Nasdaq Stock Market (“NASDAQ”) Listing Rule 2606, each NASDAQ-listed company must disclose annually information on each director’s voluntary self-identified characteristics. The table below includes information on the diversity of the board of directors based upon such information voluntarily provided by each director.

Board Diversity Matrix (As of March 15, 2023)

Total Number of Directors					13

	Female	Male		Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8		-	2

Part II: Demographic Background
African American or Black	-	1		-	-
Alaskan Native or Native American	-	-		-	-
Asian	-	-		-	-
Hispanic or Latinx	-	-		-	-
Native Hawaiian or Pacific Islander	-	-		-	-
White	3	7		-	-
Two or More Races or Ethnicities	-	-		-	-
LGBTQ+			-
Did Not Disclose Demographic Background			2

Biographical Information for Our Executive Officers Who are Not Directors

Our executive officers, as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934 (the “Exchange Act), consist of R. Arthur Seaver, Jr., the chief executive officer of the Company and the Bank, Calvin C. Hurst, President of the Company and the Bank, William M. Aiken, III, Chief Risk Officer of the Company and the Bank, and Silvia T. King, Chief Human Resources Officer of the Company and the Bank. In addition, Michael D. Dowling served as our executive vice president and chief financial officer of the Company and the Bank from 2011 and also as chief operating officer of the Company and the Bank from 2019 until his resignation effective February 15, 2023. Biographical information for each of our executive officers is provided below (other than Mr. Seaver). Because Mr. Seaver also serves on our board of directors, we have provided his biographical information above with our other directors.

Calvin C. Hurst, 41, has served as the president of our Company and our Bank since August 2022 and previously served as our chief banking officer since March 2019. Mr. Hurst has over 15 years of banking experience. From 2006 to 2019, Mr. Hurst worked for several large financial institutions serving as a commercial underwriter, commercial relationship manager, and most recently as a regional vice president for TD Bank beginning in 2016. Mr. Hurst is a 2005 graduate of Furman University, with a Bachelor’s degree in Business Administration and Economics.

William M. Aiken, III, 49, has served as a senior executive vice president and chief risk officer of our Company and our Bank since 2021 and previously served as an executive credit risk officer since 2020.  Mr. Aiken has worked in the banking industry for over 25 years. Beginning in 1996, he has served in various roles at several financial institutions, including most recently as chief commercial credit officer at SouthState Bank from 2019 through August 2020 as well as a senior commercial loan administrator with that bank from 2012 until 2018.  He is a 1996 graduate of Clemson University, with a degree in Financial Management.

Silvia T. King, 45, has served as chief human resources officer of our Company and our Bank since March 2018. Ms. King has over 20 years of Human Resources leadership experience, serving in various human resource and senior management roles with Monsanto Company and Select Comfort Corporation. From 2009 to 2016, Ms. King served as senior human resources consultant for FGP International, a professional staffing and human resources consulting firm in Greenville, and from 2016 to 2018 as a human resources instructor with e-Cornell University. Ms. King holds degrees in Psychology and International Marketing from Clemson University and a Master of Human Resources degree from the University of South Carolina.

PROPOSAL NO. 2:
AMEND OUR ARTICLES OF INCORPORATION TO PHASE OUT
THE CLASSIFIED BOARD OF DIRECTORS STRUCTURE

Summary of Proposed Amendments

We are seeking shareholder approval to amend our Articles of Incorporation to phase out our classified board of directors structure.

Our Articles of Incorporation currently provide that whenever the board of directors consists of six or more members, it will be divided into three classes, which are elected to staggered, three-year terms. We are proposing an amendment to our Articles of Incorporation, which would phase out this classified board of directors structure by the 2026 annual meeting of shareholders. Appendix A shows the proposed changes to Article Eight of the Articles of Incorporation resulting from the proposed amendment, with deletions indicated by strike-outs and additions indicated by underlining.

The effect of this amendment would be that at the 2023 annual meeting of shareholders, the Class III directors will be elected for a three-year term; at the 2024 annual meeting of shareholders, the Class I directors would be elected for a one-year term; and at the 2025 annual meeting of shareholders the Class I and Class II directors would be elected for a one-year term. Thereafter, the entire board of directors would be elected to one-year terms, thereby eliminating the current classified board of directors structure.

Rationale and Recommendation

In light of current investor expectations regarding corporate governance, the board of directors has recently reconsidered the merits of retaining a classified board of directors. In conducting its evaluation, the board of directors considered that the general purposes of the classified board of directors are to promote stability and continuity in the work of the board of directors and provide the board of directors with a greater opportunity to protect the interests of shareholders in the event of an unsolicited takeover offer. The board of directors considered recent corporate governance trends toward annual election of directors, as well as the view of many corporate governance experts and institutional shareholders that a classified board of directors has the effect of insulating directors from a corporation’s shareholders. The board of directors, after careful consideration, has determined that it is appropriate to propose declassifying the board of directors over a phase in period, commencing with the 2024 annual meeting of shareholders.

The board of directors unanimously recommends that you vote “FOR” the amendment to our Articles of Incorporation to phase out the classified board of directors structure.

PROPOSAL NO. 3:
NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

Pursuant to rules adopted by the SEC under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are asking you to approve the compensation of our named executive officers as described under “Compensation of Directors and Executive Officers” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) elsewhere in this proxy statement.

As described below under the heading “Compensation Overview,” we seek to align the interests of our named executive officers with the interests of our shareholders. Therefore, our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive and focused on performance and are strongly aligned with the long-term interest of our shareholders.

The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of our named executive officers by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding upon us, the board of directors, or our compensation committee. However, we, the board, and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described elsewhere in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The board of directors believes our compensation policies and procedures achieve the aforementioned objectives, and therefore recommend shareholders vote “FOR” the proposal through the following resolution:

“Resolved, that the compensation of the named executive officers named in the Summary Compensation Table of Southern First Bancshares, Inc.’s Proxy Statement for the 2023 Annual Meeting of Shareholders, including the tabular and narrative compensation disclosures, is hereby approved.”

If a quorum is present at the annual meeting, this proposal will be approved if the votes cast in favor of the matter exceed the number of votes cast against or abstain with respect to the matter. Broker non-votes and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Although we are not required to seek shareholder ratification on the selection of our accountants, we believe obtaining shareholder ratification is desirable. In the event the appointment of Elliott Davis is not ratified by the required vote, the audit committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our audit committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interest of us and our shareholders. We expect that a representative from Elliott Davis will attend the meeting and will be available to respond to appropriate questions from shareholders. The representative will also have an opportunity to make a statement if he or she desires to do so.

If a quorum is present at the Annual Meeting, this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against or abstain with respect to the proposal. Because this proposal is a “routine” matter, if you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on this proposal.

The board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Elliott Davis as our independent registered public accounting firm for the year ending December 31, 2023.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Attendance at Board, Committee and Annual Shareholders’ Meetings

During 2022, our board of directors held 10 meetings and the board of directors of the bank held 10 meetings. All of the directors of the Company and the Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders’ meetings, directors are encouraged to attend our annual shareholders’ meeting. All of the then-serving directors were present at the 2022 Annual Meeting of Shareholders.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.

We have adopted a Code of Ethics that is specifically applicable to our senior management and financial officers, including our principal executive officer, our principal financial officer, and controller. The full text of our Code of Ethics, and any amendments thereto, are (or will be in the case of any amendments) available on our website, https://www.southernfirst.com/, under the “Investors” link at the bottom. We intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, the Code of Ethics.

Stock Ownership Guidelines

We believe that it is in our best interest and that of our shareholders to align the personal financial interests of our directors and officers with those of our shareholders. While the board of directors has not implemented stock ownership guidelines for our directors and named executive officers, the board periodically analyzes the ownership of such individuals and believes that their personal financial interests are aligned with those of our shareholders.

Prohibitions on Hedging and Pledging

We consider it improper and inappropriate for our directors, officers and employees to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, under our Insider Trading Policy:

•	we prohibit the sale of any of our securities “short”; and
•	we discourage, and require preclearance of,
o	hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, which allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock; or
o	holding our securities in a margin account or pledging our securities as collateral for a loan.

Board Leadership Structure and Role in Risk Oversight

We are focused on our corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. In addition, all of the members of our board of directors’ audit, compensation, and nominating and corporate governance committees are independent.

Our board of directors believes that it is preferable for one of our independent directors to serve as chairman of the board. The person our board of directors elected as chairman, James B. Orders, III, has been one of our directors since 1999 and is a long-time resident of our primary market area. We believe it is our chairman’s responsibility to guide the board as it provides leadership to our executive management, while our chief executive officer’s responsibility is to manage the Company. As directors continue to be faced with more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of chairman and chief executive officer. Traditionally, we have maintained the separateness of the roles of the chairman and the chief executive officer. In making this decision to have an independent chairman, our board of directors considered the time and attention that Mr. Seaver is required to devote to managing our day-to-day operations as the chief executive officer. By having another director serve as chairman of our board of directors, Mr. Seaver is able to focus his entire energy on running the Company. This also ensures there is no duplication of effort between the chairman and the chief executive officer. We believe this board leadership structure is appropriate in maximizing the effectiveness of board oversight and in providing perspective to our business that is independent from executive management. We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Our audit and risk committees are primarily responsible for overseeing our risk management processes on behalf of the full board of directors. The audit committee focuses on financial reporting risk and oversight of the internal audit process, receiving reports from management at least quarterly regarding the adequacy and effectiveness of internal control systems. Our risk committee receives quarterly reports regarding our assessment of risks as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The risk committee also receives reports from management addressing the most serious risks affecting our day-to-day operation and reports regularly to the full board of directors, which also considers our entire risk profile. The full board of directors focuses on certain significant risks we face and on certain aspects of our general risk management strategy. Management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks we face and that our board leadership structure supports this approach.

With respect to cybersecurity, on a quarterly basis, our audit committee receive reports on cybersecurity risks and preparedness from management. While our audit committee, and the board of directors to which it reports, oversees our cybersecurity risk management, our management and Information Technology department are responsible for the day-to-day cybersecurity risk management processes. Formal security awareness training is conducted regularly to increase overall employee awareness about cyber threats. Threat from cyber-attacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. Our systems and those of our customers and third-party service providers are under constant threat and it is possible that we could experience a significant event in the future. While we believe that our cybersecurity programs are appropriate and have been effective to prevent material incidents thus far, risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our customers. We maintain a cyber insurance policy that is designed to reduce the risk of loss resulting from cyber security breaches.

Director Independence

Under the listing standards of NASDAQ, independent directors must constitute a majority of a listed company’s board of directors. A director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has evaluated the independence of each director based on the independence criteria under NASDAQ rules and has determined that 11 of our 13 directors are independent, specifically, each of Messrs. Cajka, Cubbage, Ellison, Hooper, Johnstone, Lattimore, Maner and Orders and Mss. Ellefson, Grayson-Caprio and Locke is an independent director. As part of this evaluation, our board of directors considered the current and prior relationships that each independent director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each independent director, and the matters discussed under “Certain Relationships and Related Party Transactions.”

Our board of directors determined that the following directors are not independent: Mr. Seaver (our chief executive officer) and Mr. Cothran.

Committees of the Board of Directors

The following chart shows the current composition of the committees of our board of directors, the number of meetings held by each committee during 2022, and which directors are “independent” based upon the independence criteria set forth in the corporate governance listing standards of NASDAQ. The audit committee, nominating and corporate governance committee, and compensation committee are comprised exclusively of independent directors.

Director	Independent	Board (10 Meetings)	Risk (4 Meetings)	Audit (6 Meetings)	Nominating & Corporate Governance (1 Meeting)	Compensation (3 Meetings)
Andrew B. Cajka, Jr.	•	•	•	• Chair
Mark A. Cothran		•	•
Leighton M. Cubbage	•	•		•		•
Anne S. Ellefson	•	•		•		• Chair
David G. Ellison	•	•	• Chair
Terry Grayson-Caprio	•	•		•
Tecumseh Hooper, Jr.	•	•	•			•
Rudolph G. Johnstone, III	•	•	•		• Chair	•
Ray A. Lattimore	•	•	•		•
Anna T. Locke	•	•		•	•
William A. Maner, IV	•	•				•
James B. Orders, III	•	• Chair		•		•
R. Arthur Seaver, Jr.		•

Audit Committee

The audit committee is comprised of six independent directors, Messrs. Cajka, Cubbage, and Orders and Mss. Ellefson, Grayson-Caprio and Locke, with Mr. Cajka serving as chair. Our board of directors has also determined that Terry Grayson-Caprio and Anna T. Locke are “Audit Committee financial experts” for purposes of the rules and regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002. The audit committee, which met six times in 2022, has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the board of directors the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans and reviews with the independent auditors the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee operates under a written charter, which is available on our website, https:// www.southernfirst.com/, under the “Investors” link at the bottom.

Risk Committee

The risk committee is comprised of six directors, Messrs. Cajka, Cothran, Ellison, Hooper, Johnstone, and Lattimore, with Mr. Ellison serving as chair. The risk committee met four times in 2022 and is responsible for overseeing and reviewing our risk functions consistent with our strategy and risk appetite, monitoring key business and regulatory compliance risks and overseeing policies and monitoring for capital adequacy, market/earnings risk, credit risk, liquidity risk, compliance/regulatory risk, reputation/strategic risk and operational risk. The risk committee operates under a written charter, which is available on our website, https:// www.southernfirst.com/, under the “Investors” link at the bottom.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee (the “nominating committee”) is comprised of three independent directors, Messrs. Johnstone and Lattimore and Ms. Locke, with Mr. Johnstone serving as chair. The nominating committee recommends nominees for election to our board of directors at our annual meetings. The board of directors, including a majority of the independent directors, then selects the nominees for election to the board of directors. The nominating committee also considers whether to recommend to the board of directors the nomination of persons to serve as directors whose nominations have been recommended by shareholders. Our nominating committee charter is available on our website, https://www.southernfirst.com/ under the “Investors” link at the bottom.

We are increasingly focused on key Environmental, Social and Governance (“ESG”) risks and on providing transparency around our ESG efforts. Our nominating committee is charged with overseeing our ESG strategies. In February 2023, we issued our third annual ESG Report. For more information on our focus and enhancement of our ESG efforts, please visit our website, https://www.southernfirst.com/, under the “Investors” link at the bottom and then under “Corporate Overview” and “Corporate Sustainability,” which information is not incorporated by reference into this proxy statement.

The nominating committee met one time in 2022 to appoint director nominees for the 2022 annual meeting.

Any shareholder may recommend the nomination of any person to serve on the board of directors. Our policy is to require a shareholder to submit the name of the person to our corporate secretary in writing no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The nominating committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the nominating committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The nominating committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves the needs of the Company and the interest of its shareholders.

The nominating committee has performed a review of the experiences, qualifications, attributes and skills of the board’s current membership, including the director nominees for election to the board of directors and the other members of the board, and believes that the current members of the board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

•	successful business or professional experience;
•	various areas of expertise or experience which are desirable to our current business, such as financial, general management practices, planning, legal, marketing, technology, banking and financial services;
•	personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;
•	residence in the bank’s service area;
•	willingness and ability to commit the necessary time to fully discharge the responsibilities of board membership to the affairs of the Company;
•	leadership and consensus building skills; and
•	a commitment to our success.

We do not pay a third party to assist in identifying and evaluating director candidates.

Compensation Committee

Our compensation committee is comprised of six independent directors, Ms. Ellefson and Messrs. Cubbage, Hooper, Johnstone, Maner, and Orders, with Ms. Ellefson serving as chair. The committee met three times during 2022.

The compensation committee may form and delegate authority to subcommittees as it deems appropriate, though it has not formed or delegated authority to any such subcommittee to date. The compensation committee is responsible for annually reviewing the performance of our named executive officers and reviews all compensation and awards to our executive and senior officers. In addition, the compensation committee may engage compensation advisors to assist in determining compensation levels. The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation, and seeks input and recommendations from the chief executive officer for the executive and senior officers. With respect to equity compensation awards to non-executive officers, the compensation committee has delegated restricted stock and option granting authority to our chief executive officer. As a part of its duties, the compensation committee must certify that it has reviewed the named executive officers’ compensation arrangements with a view toward ensuring that they do not create incentives to take unnecessary or excessive risks that threaten the value of the Company.

The compensation committee operates under a written charter, which is available on our website, https://www.southernfirst.com/, under the “Investors” link at the bottom.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board

The information contained in this report shall not be subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the PCAOB and has discussed with them their independence from the Company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report and referenced on SEC Form 10-K for the fiscal year ended December 31, 2022.

The report of the audit committee is included herein at the direction of its members, Messrs. Cajka, Cubbage and Orders and Mss. Ellefson, Grayson-Caprio, and Locke.

Audit and Related Fees

Elliott Davis was our auditor during the year ended December 31, 2022. A representative of Elliott Davis will be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so. The following table shows the fees that we paid for services performed by Elliott Davis in fiscal years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Audit Fees	$ 318,050	204,500
Audit-Related Fees	-	3,000
Tax Fees	33,500	34,785
Other Fees	25,750	9,750
Total	$ 377,300	252,035

Audit Fees. This category includes the aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered by Elliott Davis for the audit of our annual consolidated financial statements and employee benefit plan and review of our quarterly reports on Form 10-Q.

Audit-Related Fees. This category includes the aggregate fees billed for non-audit serves, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2022 and 2021.

Tax Fees. This category includes the aggregate fees billed or to be billed for tax services rendered in the preparation of state and federal tax returns for the Company and the Bank.

Other Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees. During the years ended December 31, 2022 and 2021, these fees include procedures related to audit requirements by the Department of Housing and Urban Development (“HUD”) related to the Bank’s involvement in the Federal Housing Administration lending program. In addition, a cost segregation study was performed on the Company’s new headquarters building in Greenville, South Carolina during the year ended December 31, 2022 which is also included in these fees.

Oversight of Accountants; Approval of Accounting Fees. Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor. In addition, the board of directors approves an annual budget for professional audit fees that includes all fees paid to the independent auditors.

Pre-Approval Policy. In general, the audit committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The independent auditors provide the audit committee with an annual engagement letter outlining the scope of the audit and permissible non-audit services proposed for the fiscal year, along with a fee proposal. The scope and fee proposal is reviewed with the internal auditor, the audit committee chair, and, when appropriate, our management for their input (but not their approval). Once approved by the audit committee, the services outlined in the engagement letter will have specific approval. All other audit and permissible non-audit services that have not been approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the audit committee under the same process as noted above, where practicable. The independent auditors shall not perform any prohibited non-audit services described in Section 10A(g) of the Exchange Act. The audit committee must specifically pre-approve any proposed services that exceed pre-approved cost levels. All services provided by Elliott Davis, and all fees related thereto, were approved pursuant to the pre-approval policy.

The audit committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The audit committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides a description of our decision-making process and philosophy for compensating our named executive officers in 2022. This discussion also describes the material components of our 2022 compensation program. This discussion should be read together with the compensation tables for our named executive officers located in this proxy statement.

Our “named executive officers” are the individuals who served as our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving as executive officers at the end of 2022. Our named executive officers as of December 31, 2022 are noted in the following table, along with their positions:

Name	Title
R. Arthur Seaver, Jr.	Chief Executive Officer
Michael D. Dowling(1)	Chief Operating Officer/Chief Financial Officer
Calvin C. Hurst(2)	President
William M. Aiken, III	Chief Risk Officer
Silvia T. King	Chief Human Resources Officer

(1)	Mr. Dowling resigned from the Company and the Bank effective February 15, 2023.
(2)	Mr. Hurst served as Chief Banking Officer until August 2022 when he was appointed as President of the Company and the Bank.

Overview and Executive Summary

Business Overview. We are primarily engaged in the business of accepting demand and savings deposits insured by the Federal Deposit Insurance Corporation, and providing commercial, consumer and mortgage loans to the general public. We operate our Bank using a simple and efficient style of banking that is focused on providing core banking products and services to our clients through a team of talented and experienced bankers. We believe this model results in a consistent and superior level of professional service that provides us with a distinct competitive advantage by enabling us to build and maintain long-term relationships with desirable clients, enhancing the quality and stability of our funding and lending operations and positioning us to take advantage of future growth opportunities in our existing markets. We also believe that this client focused culture has led to our successful expansion into new markets in the past, and will enable us to be successful if we seek to expand into new markets in the future.

Key Financial Highlights:

•	Net income was $29.1 million for the year ended December 31, 2022, a 37.7% decrease from $46.7 million for the year ended December 31, 2021.
•	Total loans were $3.3 billion at December 31, 2022, a $783.5 million, or 31.5%, increase from 2021.
•	Total deposits were $3.1 billion at December 31, 2022, a $570.0 million, or 22.2%, increase from 2021.
•	Net recoveries to average total loans were (0.05%) for the year ended December 31, 2021 as compared to net charge-offs to average total loans of 0.06% for the year ended December 31, 2021.
•	Book value increased 4.8% to $36.76 per share at December 31, 2022 from $35.07 per share at December 31, 2021.

Compensation Objectives and Philosophy.

The goal of our compensation program is to align the interests of management with those of our shareholders while minimizing undue risk-taking. We compensate our executive and senior officers through a mix of base salary, bonuses and equity compensation designed to recruit, reward, and retain until retirement our talented management team. In addition, we seek to align management's incentives with the long-term interests of our shareholders.

Our executive compensation program is intended to accomplish the following objectives:

●	pay for performance;
●	tie equity compensation to long-term value creation for our shareholders;
●	align the financial interests of our named executive officers with those of our shareholders;

●	maintain a corporate environment that encourages stability and a long-term focus for both us and our management;
●	maintain a program that:
o	clearly motivates personnel to perform and succeed according to our current goals;
o	attracts and retains key personnel critical to our long-term success; and
o	does not encourage undue risk-taking; and
●	seeks to ensure that management:
o	fulfills its oversight responsibility to its constituents which include stockholders, customers, employees, the community and government regulatory agencies;
o	conforms its business conduct to the highest ethical standards;
o	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and
o	continues to avoid any conflict between its responsibilities to us and each individual’s personal interests.

Best-Practice Compensation Approaches. To support long-term value creation, we follow good governance practices, including the following:

Pay for performance, minimum performance requirements and capped payouts	We have structured compensation so that a meaningful portion of pay for our executive officers is subject to the attainment of key performance objectives.
Appropriate risk-taking	We annually review our compensation programs to ensure that they do not encourage excessive risk-taking.
Limited perquisites	We do not offer excessive perquisites and those perquisites we do offer are limited and primarily serve to enhance our executives’ business development activities.
No golden-parachute excise tax gross-ups	We do not provide our executive officers excise tax gross-ups on benefits or under any change in control provisions or agreements.
“Double-trigger” severance benefits in the event of a change in control	Our change in control provisions require a double trigger.
No repricing or exchanges of underwater stock options	Our 2020 Equity Incentive Plan both prohibits the repricing or exchange of underwater stock options without stockholder approval.
No hedging or pledging	Our executive officers and directors are prohibited from hedging or pledging our securities without prior approval.
Annual say on pay vote	The Company both seeks and values stockholder feedback and holds a say on pay vote every year.

Our compensation philosophy is supported by elements of our executive compensation program such as (i) base salary; (ii) annual incentives; (iii) equity compensation; (iv) retirement/deferred compensation; and (v) additional benefits. These compensation elements provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives.

Base Salaries. We aim to provide our named executive officers with a base salary that is commensurate with similar financial institutions in our market area and appropriate for the overall responsibility of the individual based on experience, performance and any other unique factors or qualifications such as the difficulty of replacing the officer with someone of comparable experience and skill.

Name	2022 Base Salary	2021 Base Salary	% Change(1)
R. Arthur Seaver, Jr.	$ 510,000	$ 495,000	3.03%
Michael D. Dowling	354,000	340,000	4.11%
Calvin C. Hurst	300,000	223,500	34.23%
William M. Aiken, III	250,000	220,000	13.64%
Silvia T. King	185,000	175,000	5.41%
(1)	Mr. Hurst and Mr. Aiken received above average salary increases during 2022 as they assumed additional roles and responsibilities during the year.

Bonuses/Incentive Plan. We have established a short-term incentive plan in order to reward our named executive officers for annual achievement based on our overall strategic plan which includes company-wide performance measures such as the following:

•	Net income;
•	Mortgage net income;
•	Retail deposit growth;
•	Loan growth;
•	Loan charge-offs percentage;
•	Average non-performing assets ratio:
•	Net interest margin; and
•	Growth in deposits by electronic/virtual channels.

The incentive plan for our named executive officers is based on the compensation committee’s review of all key financial measures and performance related to our strategic plan as a whole. The evaluation of these various incentive components is more subjective in nature than objective without specific financial targets and objectives. The committee also considers whether or not the anticipated incentive pay is within the percentage of total compensation that they have chosen to use as a guide for the allocation of total compensation. In contrast, detailed incentive plans are developed annually for other senior officers based on the key financial measures included in our overall strategic plan.

We do not believe that an “all or nothing” approach is appropriate for incentive compensation. Rather, the evaluation of the Company’s performance is such that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved. Awards are made at various levels depending on objective quantifiable measures of accomplishments.

Name	2022 Bonus	2021 Bonus	% Change
R. Arthur Seaver, Jr.	$ 175,000	$ 170,000	2.94%
Michael D. Dowling	155,000	155,000	-%
Calvin C. Hurst	155,000	140,000	10.71%
William M. Aiken, III	89,700	85,000	5.53%
Silvia T. King	55,000	52,250	5.26%

Equity Compensation. At various times, we issue additional compensation to our named executive officers and senior officers in the form of equity compensation in order to further align management and shareholder interests and to reward management for increases in shareholder value. The awards may be issued in the form of incentive stock option grants, nonstatutory stock option grants and restricted stock awards and are determined based on our performance related to our overall strategic goals. In 2022, the Compensation Committee determined that restricted stock awards were the preferred form of equity compensation for the Company and did not issue any stock options as equity compensation.

With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the compensation committee each year following the availability of the financial results for the prior year. As with the cash bonuses, the evaluation of these financial results and corresponding determination of equity awards for our named executive officers is more subjective in nature than objective without specific financial targets and objectives. Option exercise prices are established at market value on the grant date and vesting provisions for granted stock options and restricted stock are at the discretion of the compensation committee and executive management. Upon termination, unexercised options are forfeited and made available for future grants. We fund the option shares and restricted stock from authorized but unissued shares.

Retirement/Deferred Compensation. We have a 401(k) plan pursuant to which we match 100% of the first 2% of the employee’s salary, and 50% of the next 4% of the employee’s salary. In addition, we supplemented the retirement planning by adopting a salary continuation plan for certain management at the level of senior vice president or above, including a majority of our named executive officers. This plan was designed to enhance our ability to retain executives over the long-term and to provide a partial offset to shortfalls in the percentage of income provided for retirement by our 401(k). Pursuant to this plan, we accrue retirement benefits at the levels necessary so that the net present value of the anticipated cost of the salary continuation plan is accrued at the time the officer reaches the age of 65. When we calculate targeted overall compensation for our senior management, we factor in the benefits expense related to both the 401(k) and the accrued individual cost of the salary continuation plan. Additional details regarding the supplemental retirement plan are provided below following the Pension Benefits Table.

Perquisites and Other Benefits. We annually review the perquisites that our named executive officers and other senior officers receive. The primary perquisites for these individuals are additional levels of life insurance, the payment of the monthly dues for one golf or social club, and an automobile or an automobile allowance. We encourage our named executive officers and other senior officers to belong to a golf or social club so that they have an appropriate entertainment forum for clients and appropriate interaction with their communities.

Our named executive officers also participate in our other benefit plans on the same terms as other employees. These plans include medical insurance, life insurance and a medical reimbursement plan.

Severance and Change in Control Agreements

Severance Benefits. We believe we should provide reasonable severance benefits to our named executive officers. These severance benefits should reflect the fact that it may be difficult to find comparable employment within a short period of time.

For additional information regarding severance benefits, see “Potential Payments Upon Termination or Change in Control” below and information about the employment agreements with the named executive officers that follows the Grants of Plan Based Awards table.

Change in Control. Our named executive officers and other employees have built Southern First into the Company that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of shareholders will be best served if the interests of our named executive officers are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the potential reluctance of our named executive officers to pursue potential change in control transactions that may be in the best interests of shareholders. As such, our chief executive officer, Mr. Seaver, has a renewable employment agreement with us for a term of three years and our president, Mr. Hurst, and Chief Risk Officer, Mr. Aiken, have renewable employment agreements with us for a term of two years.

Under the terms of the employment agreements, if Messrs. Seaver, Hurst and Aiken are terminated without “cause” or terminate employment for “good reason" following a change in control, the executive is entitled to receive severance compensation and any bonus accrued or unpaid through the date of termination. Mr. Seaver’s agreement entitles him to receive severance compensation equal to three years of base salary, while Mr. Hurst’s, and Mr. Aiken’s agreements provide for severance compensation equal to two years of base salary. We believe that these levels are comparable to our competition.

In addition, under the terms of the employment agreements, in the event of a change in control, we will also continue to partially fund health insurance benefits for the legally required COBRA period or until the employee obtains comparable benefits pursuant to a subsequent employer’s benefit plans. Further, all restrictions on any outstanding incentive awards granted to the employee and incentive plans become 100% vested, and all stock options and stock appreciation rights granted to the employee will also become immediately exercisable. See “Compensation Arrangements – Employment Agreements” for additional information regarding the employment agreements

We have also entered into salary continuation agreements with our named executive officers which provide, among other things, that upon a change in control the Bank will pay to the executive a change in control benefit equal to his accrual balance at his normal retirement age, without additional discount for the time value of money in one lump-sum payment within three days after the change in control. If a change in control occurs at any time during the salary continuation benefit payment period and if when the change in control occurs the executive is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, the Bank will pay the present value, calculated at the discount rate or rates established by the plan administrator, of the remaining salary continuation benefits to the executive in a single lump-sum payment within three days after the change in control. See “Compensation Arrangements – Salary Continuation Agreements” and “Pension Benefits” for additional information regarding the salary continuation agreements.

Compensation Process

Our compensation committee, is responsible for annually reviewing the performance of our named executive officers and reviews all compensation and awards to executive and senior officers. In addition, the compensation committee may engage compensation advisors to assist it in determining compensation levels. The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation, and seeks input and recommendations from the Chief Executive Officer for the other named executive officers. The committee operates under a written charter that establishes its responsibilities and reviews the charter annually to ensure that the scope of the charter is consistent with the committee’s role.

Role of the Named Executive Officers. Our named executive officers and the compensation committee work together to establish, review and evaluate performance goals for our incentive compensation plans. While these executives provide input into our corporate strategic goals for future performance periods, the committee carefully reviews these recommended goals before giving its final approval, and evaluates and determines whether such goals have been achieved. We believe this process ensures that performance goals will be appropriately balanced between short- and long-term incentives and will be motivating and challenging as well as attainable.

Role of the Compensation Consultant. Every two to three years, we engage a consultant firm to assist with trends and benchmarks related to executive compensation. In 2021, the Company engaged McLagan, an Aon Company, to provide limited independent consulting services related to our executive compensation. In considering the retention of McLagan, the Company assessed McLagan’s independence in light of SEC rules and NASDAQ listing standards and determined that McLagan was independent and their work did not create any conflicts of interest.

McLagan provided the following services to us in 2021:

•	Recommended a compensation peer group of publicly-traded financial institutions;
•	Reviewed the competitiveness of our compensation programs for our named executive officers, including base salary, annual incentives, long-term incentives, employment contracts and retirement benefits; and
•	Commented on the design of our incentive programs relative to the practices of our peers and alignment with our culture and business strategy.

Benchmarking. The compensation committee did not use the compensation peer group provided by McLagan in 2021 to perform compensation benchmarking but rather utilized broader-based compensation third-party industry surveys to obtain an additional understanding of what is current market practice among US-based community banks. The compensation committee, however, did rely on the input of McLagan on how the design of our incentive programs aligns with our culture and business strategy.

Risk Considerations. The compensation committee reviews the risks and rewards associated with the Company’s compensation programs from time to time. This review assesses the material elements of executive and non-executive employee compensation and has concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short-term and long-term.

Stock Ownership Guidelines. We believe that it is in our best interest and that of our shareholders to align the personal financial interests of our directors and officers with those of our shareholders. While the board of directors has not implemented stock ownership guidelines for our directors and named executive officers, the board periodically analyzes the ownership of such individuals and believes that their personal financial interests are aligned with those of our shareholders.

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of the program. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Stock Compensation Grant and Award Practices; Timing Issues. As a general matter, the compensation committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The compensation committee’s decisions are reviewed by the full board of directors.

Targeted Overall Compensation. We establish targeted overall compensation for our named executive officers by first understanding the market value for these individuals in our regions. We seek to provide our executives with the incentive to earn above market compensation by accomplishing significant goals related to their respective role within the Company.

Under our compensation structure, the mix of base salary, bonus and equity compensation generally varies depending upon level. For our named executive officers, we generally seek the mix to include a base salary of 50-60%, a bonus of 15-25%, and equity compensation of 15-25% of total compensation.

In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management – the levels of management having the greatest ability to influence our performance – should be significantly weighted on performance. Therefore, we typically offer our executives a slightly lower base salary (approximately 90% of what we believe to be average market base salary) with the potential to earn a higher than market bonus and a higher than market overall compensation. We select allocations that we believe are consistent with our overall compensation philosophy as described above.

The amount of equity awarded has been based primarily on the executive officer’s areas of responsibility. The objective of the awards is to align management with the same interest as shareholders. From time to time additional equity awards may be granted to officers based on performance, assumption of additional responsibilities and duties and other factors.

Role of Shareholder Say on Pay Vote. As required by the Dodd-Frank Act, we held an advisory vote on the compensation of our executive officers (“say on pay”) at our 2022 Annual Meeting of Shareholders. At the 2022 Annual Meeting of Shareholders 95.9% of the votes cast on the say on pay proposal were cast in support of the compensation of our named executive officers. A majority of the votes cast by our shareholders at our 2019 Annual Meeting of Shareholders were in favor of holding this vote on an annual basis. Based on the results of this advisory vote, our board of directors elected a frequency of every year to conduct an advisory vote on compensation of our named executive officers.

While the 2022 shareholder vote reflected strong support for our executive compensation programs, the compensation committee, board of directors and management have continued to refine compensation programs in an effort to further align interest of the executives with those of our shareholders and to strengthen the linkage of pay for performance.

Clawback Policy.  The compensation committee believes it is appropriate to adjust or recover incentive awards or payments in the event the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The compensation committee is committed to adopting a comprehensive clawback policy within 60 days following the effective date of the finalized Nasdaq listing standards implementing the clawback requirements with the Dodd-Frank Act.

Until this formal guidance becomes effective, the compensation committee will seek to address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and named executive officer award recipients.

Regulatory Considerations. As a publicly-traded financial institution, we must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the compensation committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

The compensation committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for our named executive officers. The compensation committee believes we have adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The compensation committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), such as Code Section 162(m) that may limit the tax deductibility of certain compensation; Code Section 409A regarding nonqualified deferred compensation; and Code Section 280G regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

The compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, and may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands, retain key executives, and take into account other appropriate considerations.

Compensation Committee Review

The compensation committee consisting of Ms. Ellefson and Messrs. Cubbage, Hooper, Johnstone, Maner and Orders has reviewed and discussed the foregoing Compensation Discussion & Analysis contained in this Proxy Statement with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to our board of directors that the Compensation of Directors and Executive officers be included in this Proxy Statement and incorporated by reference into our 2022 Form 10-K.

The information contained in this review shall not be subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

The following table shows the compensation we paid to our named executive officers for the years ended December 31, 2022, 2021 and 2020.

Summary Compensation Table

Name and Principal Position as of December 31, 2022	Year	Salary	Bonus (1)	Stock Awards (2)(3)	Option Awards (2)(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total
R. Arthur Seaver, Jr.	2022	$510,000	$175,000	$122,280	$-	$-	$50,741	$72,583	$930,604
Chief Executive Officer	2021	495,000	170,000	78,900	239,335	-	240,559	55,685	1,279,479
	2020	495,000	155,000	106,800	105,224	-	341,801	49,107	1,252,932
Michael D. Dowling(6)	2022	354,000	155,000	91,710	-	-	17,370	47,442	665,522
Chief Operating Officer	2021	340,000	155,000	59,175	159,557	-	91,748	48,353	853,833
and Chief Financial Officer	2020	340,000	145,000	85,440	148,440	-	115,585	45,152	879,617
Calvin C. Hurst	2022	300,000	155,000	91,710	-	-	9,336	46,683	602,729
President	2021	223,500	140,000	39,450	127,645	-	20,809	42,822	594,226
	2020	223,500	110,000	-	108,230	-	18,037	42,965	502,732
William M. Aiken, III(7)	2022	250,000	89,700	61,140	-	-	-	30,754	431,594
Chief Risk Officer	2021	220,000	85,000	-	39,889	-	-	17,650	362,539
Silvia T. King	2022	185,000	55,000	36,684	-	-	6,977	28,634	312,295
Chief Human Resource	2021	175,000	52,250	-	31,911	-	18,139	25,860	303,160
Officer	2020	175,000	50,000	-	19,730	-	17,825	33,881	296,436
(1)	These amounts reflect an annual discretionary bonus award determined by the compensation committee and paid in the subsequent fiscal year.
(2)	The value for each of these awards is its grant date fair value calculated by multiplying the number of shares subject to the award by the market price per share on the date such award was granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and is the closing price as reported on NASDAQ as of each valuation date. See the discussion of assumptions used in the valuation of stock and option awards in Note 21, “Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
(3)	On January 18, 2022, Mr. Seaver received an award of 2,000 shares of restricted stock, Messrs. Dowling and Hurst each received an award of 1,500 shares of restricted stock, Mr. Aiken received an award of 1,000 shares of restricted stock, and Ms. King received an award of 600 shares of restricted stock under the Company’s 2020 Equity Incentive Plan. The restricted stock vests ratably over four years. On January 19, 2021, Mr. Seaver received an award of 2,000 shares of restricted stock, Mr. Dowling received an award of 1,500 shares of restricted stock and Mr. Hurst received an award of 1,000 shares of restricted stock under the Company’s 2016 Equity Incentive Plan. On January 21, 2020, Mr. Seaver received an award of 2,500 shares of restricted stock and Mr. Dowling received an award of 2,000 shares of restricted stock under the Company’s 2016 Equity Incentive Plan.
(4)	On January 19, 2021, Mr. Seaver received a grant of stock options to purchase 15,000 shares of the Company’s common stock, Mr. Dowling received a grant of stock options to purchase 10,000 shares, Mr. Hurst received a grant of stock options to purchase 8,000 shares, Mr. Aiken received a grant of stock options to purchase 2,500 shares, and Ms. King received a grant of stock options to purchase 2,000 shares, which each had a per share fair value of $15.96. On January 21, 2020, Mr. Seaver received a grant of stock options to purchase 8,000 shares of the Company’s common stock, Mr. Dowling received a grant of stock options to purchase 6,000 shares, Mr. Hurst received a grant of stock options to purchase 4,000 shares, and Ms. King received a grant of stock options to purchase 1,500 shares, which each had a per share fair value of $13.15. On May 19, 2020, Mr. Dowling received a grant of stock options to purchase 10,000 shares of the Company’s common stock and Mr. Hurst received a grant of stock options to purchase 8,000 shares, which each had a per share fair value of $6.95.
(5)	All other compensation includes the following items: (a) Company contributions under the 401(k) Plan, (b) car allowance or value attributable to personal use of Company provided automobiles, (c) club dues, (d) premiums for the portion of the death benefits shared by the Company with the named executive officers pursuant to bank owned life insurance and (e) premiums for life, accident and long-term disability insurance policies. The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or ten percent of the total amount of perquisites received by such named executive officer.

(6)	Mr. Dowling resigned from the Company and the Bank effective February 15, 2023.
(7)	Mr. Aiken joined the Company in 2020 but was not a named executive officer prior to 2021.

Grants of Plan-Based Awards

The following table provides a summary regarding plan-based equity and non-equity incentive awards granted to the named executive officers in 2022. Discretionary cash bonus awards made in January 2023 for the year ended December 31, 2022, as shown in the Summary Compensation Table, are as follows: R. Arthur Seaver, Jr. - $175,000, Michael D. Dowling - $155,000, Calvin C. Hurst - $155,000, William M. Aiken - $89,700 and Silvia T. King - $55,000.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards($)	Estimated Future Payouts Under Equity Incentive Plan Awards($)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)

R. Arthur Seaver, Jr.	1/18/2022	-	-	2,000	-	$ -	$ 122,280
Michael D. Dowling	1/18/2022	-	-	1,500	-	-	91,710
Calvin C. Hurst	1/18/2022	-	-	1,500	-	-	91,710
William M. Aiken, III	1/18/2022	-	-	1,000	-	-	61,140
Silvia T. King	1/18/2022	-	-	600	-	-	36,684
(1)	The criteria used to determine all stock option awards is subjective rather than objective in nature. The options vest ratably over four years.
(2)	The exercise or base price of option awards is established as the closing market price of our Common Stock on the grant date.
(3)	This amount represents the fair market value of all restricted stock and option awards made during the fiscal year 2022. The fair market value for stock awards is based on the closing market price of the stock on the date of grant which was $61.14 per share.

Outstanding Equity Awards at Fiscal Year End

The following table shows the number of shares covered by both exercisable and non-exercisable options and stock awards owned by our named executive officers as of December 31, 2022, as well as the related exercise prices and expiration dates for the option awards. Option awards have been granted pursuant to the 2010 Stock Incentive Plan, the 2016 Equity Incentive Plan and the 2020 Equity Incentive Plan. All stock option information has been adjusted to reflect all prior stock splits and dividends.

	Option Awards				Stock Awards
						Market
					Number of	Value of
					Shares or	Shares or
	Number of Securities				Units of	Units of
	Underlying Unexercised		Option	Option	Stock that	Stock that
	Options(#)		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price($)	Date	Vested(#)	Vested(#)
R. Arthur Seaver, Jr.	10,000	-	13.43	01/21/2024	5,250	240,188
	10,000	-	16.78	01/20/2025	-	-
	10,000	-	23.00	01/19/2026	-	-
	10,000	-	35.65	01/17/2027	-	-
	8,000	-	42.80	01/16/2028	-	-
	6,000	2,000	32.32	01/15/2029	-	-
	4,000	4,000	42.72	01/21/2030	-	-
	3,750	11,250	39.45	01/19/2031	-	-
Michael D. Dowling	10,000	-	16.78	01/20/2025	4,125	188,719
	10,000	-	23.00	01/19/2026	-	-
	10,000	-	35.65	01/17/2027	-	-
	8,000	-	42.80	01/16/2028	-	-
	6,000	2,000	32.32	01/15/2029	-	-
	3,000	3,000	42.72	01/21/2030	-	-
	5,000	5,000	25.10	05/19/2030	-	-
	2,500	7,500	39.45	01/19/2031	-	-
Calvin C. Hurst	3,000	1,000	35.35	04/16/2029	2,750	125,813
	2,000	2,000	42.72	01/21/2030	-	-
	4,000	4,000	25.10	05/19/2030	-	-
	2,000	6,000	39.45	01/19/2031	-	-
William M. Aiken, III	1,500	1,500	25.49	08/18/2030	1,500	68,625
	625	1,875	39.45	01/19/2031	-	-
Silvia T. King	2,000	-	45.50	03/20/2028	600	27,450
	-	625	32.32	01/15/2029	-	-
	750	750	42.72	01/21/2030	-	-
	500	1,500	39.45	01/19/2031	-	-
(1)	All of the unvested options have an expiration date of ten years following the date of grant and vest in four equal increments on the first four anniversaries of the applicable date of grant.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
R. Arthur Seaver, Jr.	-	$ -	2,250	$ 137,050
Michael D. Dowling	-	-	1,875	114,405
Calvin C. Hurst	-	-	750	39,045
William M. Aiken, III	-	-	250	11,678
Silvia T. King	1,875	20,736	-	-
(1)	Value realized is based on the difference between our common stock closing price on the date of exercise and the option exercise price.
(2)	Value realized is based on the market value of the underlying shares on the vesting date.

Equity Compensation Plan Information

The following table contains certain information as of December 31, 2022, relating to securities authorized for issuance under our equity compensation plans. All stock option information has been adjusted to reflect prior stock splits and dividends.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	427,224	$ 34.32	370,824
Equity compensation plans not approved by security holders	None	n/a	n/a
Total	427,224	$ 34.32	370,824

Compensation Arrangements

Employment Agreements. The Company and the Bank are parties to an amended and restated employment agreement with R. Arthur Seaver, Jr., dated September 30, 2013, pursuant to which he serves as the Chief Executive Officer of both our Company and the Bank. The agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is three years. As of March 15, 2023, Mr. Seaver receives a minimum annual salary of $515,000, which may be increased annually by the board of directors. He is also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs and receives an automobile owned by the bank.

Mr. Seaver’s employment agreement also provides that during the term of employment and for a period of 12 months following termination, Mr. Seaver may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which he had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees. If Mr. Seaver is terminated without cause, as defined in the employment agreement, he will be entitled to severance compensation equal to his then current monthly salary for a period of 12 months, plus accrued bonus. If, following a change in control of our Company, Mr. Seaver is terminated without cause, or if he terminates his employment for good reason, as defined in the employment agreement, he will be entitled to severance compensation of three times his then current monthly salary paid in equal monthly installments over a period of 12 months, plus accrued bonus and all outstanding options and incentives will vest immediately. If, following a change in control of our Company, he is terminated without cause or he terminates his employment for good reason, he would receive continuation of health insurance for an 18-month period during which he would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

As of December 31, 2022, the Company and the Bank were parties to (i) an amended and restated employment agreement with Calvin C. Hurst to serve as President of the Company and the Bank, and (ii) an employment agreement with William M. Aiken, III to serve as Chief Risk Officer of the Company and the Bank. Each agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is two years. As of March 15, 2023, Messrs. Hurst and Aiken are paid a salary of $309,000, and $257,500, respectively, which may be increased annually by the board of directors. They are also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs. In addition, Mr. Hurst and Mr. Aiken receive a monthly automobile allowance.

If Mr. Hurst or Mr. Aiken, as applicable, is terminated without cause, as defined in the employment agreement, he will be entitled to severance compensation equal to his then current monthly salary for a period of 12 months, plus accrued bonus. If, following a change in control of our Company, Mr. Hurst or Mr. Aiken is terminated without cause, or if he terminates his employment for good reason, as defined in the employment agreement, he will be entitled to severance compensation of two times his then current monthly salary paid in equal monthly installments over a period of 12 months, plus accrued bonus and all outstanding options and incentives will vest immediately. If, following a change in control of our Company, either officer is terminated without cause or he terminate his employment for good reason, he would receive continuation of health insurance for an 18-month period during which he would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

Each employment agreement provides that during the term of employment and for a period of 12 months following termination, Messrs. Hurst and Aiken may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which they had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees.

Salary Continuation Agreements. The Bank is a party to salary continuation agreements with Messrs. Seaver, Dowling, and Hurst and Ms. King as of December 31, 2022, and a party to a salary continuation agreement with Mr. Dowling, who resigned from the Company and the Bank effective February 15, 2023. Unless a separation from service or a change in control (as defined in the salary continuation agreements) occurs before the retirement age set forth in each agreement, the salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the executives in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the executive attains the normal retirement age and for the executive’s lifetime with a 15-year term certain period. Under the terms of the agreements, Mr. Seaver will receive an annual supplemental retirement benefit of $250,000, Mr. Hurst will receive $75,000 and Ms. King will receive $50,000. Mr. Aiken does not have a salary continuation agreement with the Company as of December 31, 2022. As to Mr. Dowling, due to his resignation on February 15, 2023 prior to his normal retirement age, when he attains the normal retirement age, he would be eligible to receive an early termination benefit of $49,204 annually based on his previously vested amounts during his employment with the bank.

Pension Benefits

		Number	Present	Payments
		Of Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name(1)	Plan Name	Service	Benefit(2)	Year
R. Arthur Seaver, Jr.	Southern First Bank, Salary Continuation Agreement	16	$ 1,848,369	$ —
Michael D. Dowling(3)	Southern First Bank, Salary Continuation Agreement	9	461,296	—
Calvin C. Hurst	Southern First Bank, Salary Continuation Agreement	3	55,997	—
Silvia T. King	Southern First Bank, Salary Continuation Agreement	4	58,744	—
(1)	William M. Aiken, III does not have a Salary Continuation Agreement with the Company as of December 31, 2022.
(2)	SERP amounts represent the aggregate liability carried on the Company’s books for each of the identified named executive officers as of December 31, 2022.
(3)	Mr. Dowling resigned from the Company and the Bank effective February 15, 2023.

Provided such executive has been continuously employed by the Bank for five consecutive years from the effective date of the salary continuation agreement, if an early termination occurs (defined as separation from service before normal retirement age for reasons other than death, disability, termination for cause, or after a change in control), each of Messrs. Seaver and, Dowling early termination benefit is calculated by taking the accrual balance (as defined in the salary continuation agreement) existing at the end of the month immediately before the month in which separation from service occurs, compounding this accrual balance forward to the executive’s normal retirement age taking into account interest at the discount rate or rates established by the plan administrator, and amortizing this resulting amount for the executive’s lifetime with a 15-year term certain period, beginning with the executive’s normal retirement age. The early termination benefit for Mr. Hurst and Ms. King is calculated by taking the accrual balance (as defined in the salary continuation agreement) existing at the end of the month immediately before the month in which separation from service occurs. We will pay this annual early termination benefit as calculated to the executive in 12 equal monthly installments payable on the first day of each month, beginning with the later of (x) the seventh month after the executive’s separation from service, or (y) the month immediately after the month in which the executive attains the normal retirement age and for the executive’s lifetime with a 15-year term certain period. However, all of the executive’s early termination benefits will be forfeited if at any time from the date of the executive’s early termination and for a period of one year thereafter, the executive (without the prior written consent of the Bank) competes with the Bank, the Company, or any of its subsidiaries, directly or indirectly, by engaging in forming, by serving as an organizer, director, officer of, employee or agent, or consultant to, or by acquiring or maintaining more than a one percent passive investment in, a depository financial institution or holding company thereof if such depository financial institution or holding company has or establishes one or more offices or branches which are located within 30 miles of any office or branch of the Bank in existence at the date of the executive’s early termination. Although Mr. Dowling is no longer employed by us, he is still bound by these restrictive covenants from his salary continuation agreement.

Upon Mr. Seaver’s separation from service because of disability (as defined in the salary continuation agreement) before normal retirement age, the executive’s disability benefit is calculated by taking the accrual balance existing at the end of the month immediately before the month in which separation from service occurs, compounding this accrual balance forward to the executive’s normal retirement age taking into account interest at the discount rate or rates established by the plan administrator, and amortizing this resulting amount over the executive’s lifetime with a 15-year term certain period, beginning with the executive’s normal retirement age. The early termination benefit for Mr. Hurst and Ms. King is calculated by taking the accrual balance (as defined in the salary continuation agreement) existing at the end of the month immediately before the month in which separation from service occurs. Beginning with the later of (x) the seventh month after the executive’s separation from service, or (y) the month immediately after the month in which the executive attains the normal retirement age, the Bank will pay the disability benefit to the executive in 12 equal monthly installments on the first day of each month and for the executive’s lifetime with a 15-year term certain period.

If Messrs. Seaver or Hurst or Ms. King die in active service to the Company before normal retirement age, the executive’s beneficiary will be entitled to an amount equal to the executive’s accrual balance at the time of the executive’s death, payable within 60 days of the executive’s death.

If Messrs. Seaver or Hurst or Ms. King die before any separation from service and the executive is receiving the executive’s normal retirement benefit, but the executive has not received the executive’s normal retirement benefit for the full 15-year term certain period, the executive’s beneficiary will be entitled to, at the Company’s sole discretion upon the executive’s death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at the executive’s death of the executive’s remaining salary continuation benefits, paid to the executive’s beneficiary in a lump-sum within 60 days of the executive’s death; or (ii) the executive’s remaining salary continuation benefits, paid to the executive’s beneficiary in 12 equal monthly installments payable on the first day of each month for the 15-year term certain period.

If Messrs. Seaver or Hurst or Ms. King die after separation from service and the executive is entitled to the early termination benefit or the disability benefit, but has not started receiving such benefits because the executive has not reached the normal retirement age, the executive’s beneficiary will be entitled to a lump-sum benefit equaling the present value, calculated at the discount rate or rates established by the plan administrator, at the executive’s death of the accrual balance which existed at the end of the month immediately before the month in which separation from service occurred, after compounding this accrual balance forward to the executive’s normal retirement age taking into account interest at the discount rate or rates established by the plan administrator. Assuming the two discount rates referred to in the previous sentence are the same, the resulting lump-sum benefit would be the executive’s accrual balance which existed at the end of the month immediately before the month in which separation from service occurred. We will pay this lump-sum benefit to the executive’s beneficiary within 60 days of the executive’s death.

If the executive dies after separation from service and the executive is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, the executive’s beneficiary will be entitled to, at the Bank’s sole discretion upon the executive’s death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at the executive’s death of the executive’s remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, paid to the executive’s beneficiary in a lump-sum within 60 days of the executive’s death; or (ii) the executive’s remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, in the amounts specified in the applicable section, paid to the executive’s beneficiary at the times specified in the applicable section.

We will not pay any benefits under the salary continuation agreements and the agreements will terminate if separation from service is the result of termination for cause (as defined in the executive’s employment agreement or if the executive is not a party to an employment agreement containing a definition of termination for cause, as defined in the salary continuation agreement).

To offset the annual expense accruals for the benefits payable to the executives under the salary continuation agreements, we acquired bank-owned life insurance (“BOLI”). It is anticipated that the BOLI will provide full cost recovery of the benefits paid to the executives under the salary continuation agreements upon their deaths.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of Messrs. Seaver, Hurst and Aiken in the event of termination of such executive’s employment by the Company in the case of termination without cause and, in the case of good reason termination following a change in control, by such named executive officer. The amounts shown assume that the termination occurred on December 31, 2022, which was the last trading day of the calendar year ended December 31, 2022, and at a price per share of the Company’s common stock equal to the closing market price as of that date. These amounts are estimates of the amounts which would have been paid out to the executive officer upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company. Ms. King does not have an employment agreement with the Company and as such is not entitled to compensation payable in the event of a change in control.

Name and Principal Position(1)	Salary(2)	Bonus(3)	Salary Continuation Plan(4)	Continuation of Medical Benefits(5)	Acceleration and Continuation of Equity Awards	Total Termination Benefits
R. Arthur Seaver, Jr.
CEO and Director of the Company and the Bank
Termination without cause	$ 510,000	175,000	1,848,369	-	350,043	2,883,412
Good reason termination or termination without cause, each after change in control	1,530,000	175,000	2,970,631	7,400	350,043	5,033,074

Calvin C. Hurst
President of the Company and the Bank
Termination without cause	300,000	155,000	55,997	-	262,673	773,670
Good reason termination or termination without cause, each after change in control	600,000	155,000	75,000	10,900	262,673	1,103,573

William M. Aiken, III
Chief Risk Officer of the Company and the Bank
Termination without cause	250,000	89,700	-	-	110,828	450,528
Good reason termination or termination without cause, each after change in control	500,000	89,700	-	-	110,828	700,528
(1)	Silvia T. King does not have an employment agreement with the Company as of December 31, 2022.
(2)	In the event of a termination without cause before a change in control, salary is paid in equal monthly installments for a period of 12 months following termination. In the event of termination without cause after a change in control or good reason termination after a change in control, salary is paid in equal monthly installments for a period of 12 months following termination as follows: Mr. Seaver will be paid a salary equal to three times his current salary and Messrs. Hurst and Aiken will be paid a salary equal to two times their respective current salary.
(3)	Includes all bonus amounts earned or accrued through the date of termination.
(4)	In the event of a termination without cause before a change in control, the amount represents the aggregate liability carried on the Company’s books for Messrs. Seaver and Hurst as of December 31, 2022. In the event of termination without cause after a change in control or a good reason termination after a change in control, for Mr. Seaver, the amount reflects the present value of the SERP amount as of his normal retirement age and for Mr. Hurst, the amount reflects the greater of $75,000 or aggregate liability at the time of the change in control.
(5)	Reflects the estimate of all future premiums which will be paid for medical benefits using the premium rates in effect at December 31, 2022. Continuation of benefits is for an 18-month period during which the named executive officer would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

The following discussion relates to certain named executive officers’ respective employment agreements. Ms. King does not have an employment agreement with the Company.

“Cause” generally will be deemed to exist where the named executive officer has been convicted of a crime involving moral turpitude, has stolen from us, has violated his non-competition or confidentiality obligations, or, following a cure period, has been grossly negligent in fulfillment of his responsibilities. “Good reason” generally will exist where an employee’s position or compensation has been decreased (other than as part of a company-wide compensation reduction) or where the employee has been required to relocate. A more detailed description of “cause,” good reason” and “change in control” is set forth below.

If the named executive officer’s employment is terminated for cause or upon voluntary termination, the named executive officer shall receive only any sums due as base salary and/or reimbursement of expenses through the date of such termination.

If the named executive officer’s employment is terminated upon the death of the named executive officer, the named executive officer’s estate shall receive any sums due as base salary and/or reimbursement of expenses through the end of the month during which death occurred and any bonus earned or accrued through the date of death. Regardless of death, all prior calendar year earned bonuses must be paid within two months after the end of the calendar year in which they arise.

If the named executive officer becomes incapacitated and later terminated as a result of disability, the Company shall continue to pay the executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Company, provided that the amount of any such payments to the executive shall be reduced by the sum of the amounts, if any, payable to the executive for the same period under any disability benefit or pension plan of the Company or any of its subsidiaries. Furthermore, the executive shall receive any bonus earned or accrued under the Bonus Plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the executive’s incapacity.

Additional payments that may be made to named executive officers under certain circumstances under their respective salary continuation agreement are described in the narrative that follows the Pension Benefits table above.

For purposes of this discussion, the terms cause, good reason, and change in control, as defined in the named executive officers’ employment agreements, are defined as follows:

“Change in control” generally means the occurrence of any of the following events, unless the event is a result of a non-control acquisition:

•	The members of our board of directors as of the date of the employment agreement, who are referred to as incumbent directors, together with additional directors whose election or nomination was approved by a majority of the incumbent directors and who did not assume office as a result of an actual or threatened solicitation of proxies or consents by a person other than the board of directors, which additional directors are also referred to as incumbent directors, cease for any reason to constitute at least fifty percent of the board of directors.
•	A person, group or entity other than the Company, acquires our common stock, and immediately after which such person, group or entity has beneficial ownership of 20% or more of the combined voting power of our common stock.
•	Approval by our shareholders of: (i) a merger, consolidation, or reorganization; (ii) a complete liquidation or dissolution; or (iii) an agreement for the sale or other disposition of all or substantially all of our assets.
•	Regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the FDIC, or any other regulatory authority for permission to acquire control of the Company or any of our banking subsidiaries, provided that if the applicable transaction that has been approved by our board of directors then the change in control will not be deemed to occur until the closing of the transaction.

A “non-control acquisition” generally means a merger, consolidation or reorganization in which:

•	our shareholders immediately before the merger, consolidation or reorganization own, immediately after such transaction, at least 50% of the combined voting power of the voting securities of the surviving corporation resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership of our voting securities immediately before such merger, consolidation or reorganization; and
•	immediately following the merger, consolidation or reorganization, the number of directors on the board of directors of the surviving corporation who were incumbent directors at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

“Good reason” generally means the occurrence after a change in control of any of the events or conditions described below:

•	an adverse change in an employee’s status, title, position or responsibilities at any time within 90 days preceding the date of a change in control or at any time thereafter;
•	a reduction to the employee’s base salary or any failure to pay the employee any compensation or benefits to which the employee is entitled within five days of the due date;
•	a relocation of an employee at any place outside a 30 mile radius from the employee’s current work location immediately prior to the change in control except for reasonably required travel that is not greater than the travel requirements before the change in control;
•	the failure by us to (A) continue any material compensation or employee benefit plan in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter, unless replaced with a plan providing substantially equivalent compensation or benefits, or (B) provide the employee with compensation and benefits, in the aggregate, at least equal to those provided for under each other employee benefit plan, program and practice in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter;

•	the insolvency or the filing of a petition for bankruptcy of the Company which petition is not dismissed within sixty days;
•	any material breach by the Company of any material provision of the employment agreement;
•	any purported termination of the employee’s employment for cause by us which does not comply with the terms of the employment agreement; or
•	our failure to obtain an agreement, satisfactory to the employee, from any successor or assign to assume and agree to perform the employment agreement.

Any event or condition described above which occurs prior to a change in control but which the employee reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with a change in control which actually occurs, shall constitute good reason for purposes of the employment agreement, notwithstanding that it occurred prior to the change in control.

“Cause” generally means any of the following:

•	a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Company (including harm to its business reputation);
•	an indictment for the commission or perpetration by the executive of any felony or any crime involving dishonesty, moral turpitude or fraud;
•	a material breach by the executive of the employment agreement that remains uncured ten days following written notice;
•	notice from a regulatory agency with jurisdiction over the Company of its intention to institute certain formal or informal regulatory action against the executive or the Company, provided that, if the applicable matters relating to the executive’s performance are susceptible of cure, such matters remain uncured to the satisfaction of the regulatory agency 30 days after receipt of the notice from the regulatory agency;
•	disorderly conduct by the executive that materially disrupts the Company’s business operations to a level which is materially detrimental to the Company’s best interest, that, if susceptible of cure remains uncured ten days following written notice to the executive; or
•	the failure of the executive to devote his full business time and attention to his employment as provided under the employment agreement that, if susceptible of cure, remains uncured 30 days following written notice to the executive of such failure.

Endorsement Split Dollar Agreements. We consider adequate life insurance coverage for executives to be an essential element of the compensation necessary to retain, attract and reward excellent service. We entered into endorsement split dollar insurance agreements effective January 1, 2009, with Mr. Seaver, and on November 1, 2012 with Mr. Dowling, entitling each executive to designate the beneficiary of a specified portion of the death benefits payable under bank-owned policies on the executive’s life. The executive’s right to designate a beneficiary of the life insurance death benefit expires when the executive’s employment terminates or when the executive attains age 65, whichever occurs first. Accordingly, Mr. Dowling’s entitlement under this agreement ended on February 15, 2023, with his resignation of employment. The death benefit payable to the executive’s beneficiary is the lesser of (x) 100% of the policy’s net death proceeds, meaning the total death benefit minus the policy’s cash surrender value, or (y) three times the executives salary. The bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the executive’s beneficiary.

This bank-owned life insurance financing method is not expected to result in any material cost to the bank, but it is expected to increase the bank’s non-interest income in future operating periods. Because the bank intends to hold the bank-owned life insurance until the death of the insureds, the increase of cash surrender value should be tax-free income under current federal income tax law. The collection of death benefits on the life insurance policies, which is likewise tax free under current federal and state income taxation, is expected to enhance our return as well. The combination of tax-preferred income generated by the increasing cash value of the insurance policy, the tax-free insurance death benefit, and fully tax-deductible benefit payments to participants enables a bank to provide this significant benefit to executives through attractive cost-recovery financing.

Employee Compensation as compared to the Compensation of our Chief Executive Officer

As of December 31, 2022, the pay ratio for total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 12 to 1. For the period ending December 31, 2022, the median of the annual total compensation of all our employees, with the exception of R. Arthur Seaver, Jr., our Chief Executive Officer, was $78,426, and the annual total compensation of Mr. Seaver was $930,604.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO.

1.	As of December 31, 2022, our employee population consisted of approximately 290 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date. This date was selected because it aligned with a payroll cycle and allowed us to identify employees in a reasonably efficient manner.
2.	To find the median of the annual total compensation of all our employees (other than our chief executive officer), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal year 2022. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2022, but did not work for us for the entire year. No full-time equivalent adjustments were made for part-time employees.
3.	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
4.	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $78,426.

Total compensation for Mr. Seaver represents the amount reported in the “Total” column of our 2022 Summary Compensation Table and includes salary, bonus, stock awards, option awards, nonqualified deferred compensation and other compensation.

Pay Versus Performance

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive compensation for our CEO and Non-CEO Named Executive Officers (“NEOs”) and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

					Value of Initial Fixed $100 Investment Based on:(4)
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(1)(2)(3)	Average Summary Compensation Table Total for Non-CEO NEOs(1)	Average Compensation Actually Paid to Non-CEO NEOs(1)(2)(3)	Southern First Total Shareholder Return	S&P US BMI Banks – Southeast Region Total Shareholder Return	Net Income ($ in thousands)	Growth in Tangible Book Value(5)
2022	$ 930,645	648,353	503,035	318,392	$ 107.67	$ 104.16	$ 29,115	4.82%
2021	1,279,479	1,940,915	528,440	889,758	147.07	128.06	46,711	19.41%
2020	1,252,932	918,502	463,220	454,178	83.20	89.66	18,328	9.47%

(1)	R. Arthur Seaver, Jr. was our CEO for each year presented. The individuals comprising the Non-CEO NEOs for each year presented are listed below.

2020	2021	2022
Michael D. Dowling	Michael D. Dowling	Michael D. Dowling
F. Justin Strickland	Calvin C. Hurst	Calvin C. Hurst
Calvin C. Hurst	William M. Aiken, III	William M. Aiken, III
Silvia T. King	Silvia T. King	Silvia T. King

(2)

The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)

Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the CEO and the Non-CEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for CEO	Exclusion of Change in Pension Value for CEO	Exclusion of Stock Awards and Option Awards for CEO	Inclusion of Pension Service Cost for CEO	Inclusion of Equity Values for CEO	Compensation Actually Paid to CEO
2022	$ 930,645	(50,741)	(122,280)	108,328	(217,558)	648,353
2021	1,279,479	(240,559)	(318,235)	112,730	1,107,500	1,940,915
2020	1,252,932	(341,801)	(212,024)	104,024	115,371	918,502

Year	Average Summary Compensation Table Total for Non-CEO NEOs	Average Exclusion of Change in Pension Value for Non-CEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non- CEO Named Executive Officers	Average Inclusion of Pension Service Cost for Non-CEO NEOs	Average Inclusion of Equity Values for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs
2022	$ 503,035	(8,421)	(70,311)	18,527	(124,438)	318,392
2021	528,440	(32,674)	(114,407)	20,391	488,008	889,758
2020	463,220	(37,862)	(90,460)	18,131	101,149	454,178

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for CEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for CEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for CEO	Total - Inclusion of Equity Values for CEO
2022	$ 91,500	(291,290)	(17,768)	(217,558)
2021	640,991	436,186	30,323	1,107,500
2020	184,919	(57,293)	(12,255)	115,371

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-CEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-CEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-CEO NEOs	Total - Average Inclusion of Equity Values for Non- CEO NEOs
2022	$ 45,750	(134,948)	(35,240)	(124,438)
2021	232,561	224,092	31,355	488,008
2020	132,399	(21,197)	(10,053)	101,149

(4)

The Peer Group Total Share Return (“TSR”) set forth in this table utilizes the S&P US BMI Banks – Southeast Bank Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the S&P US BMI Banks – Southeast Bank Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)

We determined Growth in Tangible Book Value (“TBV”) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our CEO and Non-CEO NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Relationship Between Pay and Performance

Actually Paid versus Company Performance. The relationship between compensation actually paid and our company’s financial performance over the three-year period shown in the table above is described in the following bullet points.

Chief Executive Officer

• From 2021 to 2022, compensation actually paid to our CEO decreased by $1.3 million or 66.6%. Over this same period, our company’s TSR decreased by 26.8%, net income decreased by 37.7%, and TBV increased by 4.8%. The key factor that drove the changes in compensation actually paid during the year was a decrease in equity value which is based on the Company’s stock performance at various dates during the year, partially offset by increases in salary and discretionary bonus.

• From 2020 to 2021, compensation actually paid to the CEO increased by $1.0 million, or 111.3%. Over this same period, the company’s TSR increased by 76.8%, net income increased by 154.9%, and TBV increased by 19.4%. The key factors that drove the changes in compensation actually paid were an increase in discretionary bonus and the positive TSR performance for the company in 2021 impacting stock values, creating the majority of the overall increase as shown in the table.

Other Named Executive Officers

• From 2021 to 2022, compensation actually paid to the other NEOs decreased by $571,000 or 64.2%. Over this same period, our company’s TSR decreased by 26.8%, net income decreased by 37.7%, and TBV increased by 4.8%. The key factor that drove the changes in compensation actually paid over this period was a decrease in equity value which is based on the Company’s stock performance at various dates during the year, partially offset by increases in salary, including the impact of leadership transitions within the NEO group, and discretionary bonus for each NEO.

• From 2020 to 2021, compensation actually paid to the other NEOs increased by $436,000 or 95.9%. Over this same period, the company’s TSR increased by 76.8%, net income increased by 154.9%, and TBV increased by 19.4%. The key factors that drove the changes in compensation actually paid were an increase in discretionary bonuses and the positive TSR performance for the company in 2021 impacting stock values, creating the majority of the overall increase as shown in the table.

Tabular List of Financial Performance Measures. We consider the following to be the most important financial performance measures we use to link compensation actually paid to our NEOs for 2022, to company performance.

•	Tangible Book Value
•	Cumulative Net Charge-offs
•	Total shareholder Return

Company TSR versus S&P US BMI Banks – Southeast Region. The relationship between the company’s TSR and the TSR of S&P US BMI Banks - Southeast Region index is shown below:

Comparison of Total Shareholder Return
Assumes Initial Investment of $100

DIRECTOR COMPENSATION

The following table shows the compensation paid to each of our non-employee directors for board and committee meeting attendance in 2022. None of our non-employee directors received any other compensation for the year ended December 31, 2022.

Name (1)	Fees Earned or Paid in Cash
Andrew B. Cajka, Jr.	$ 53,000
Mark A. Cothran	44,000
Leighton M. Cubbage	49,000
Anne S. Ellefson	49,500
David G. Ellison	45,000
Terry Grayson-Caprio	46,000
Tecumseh Hooper. Jr.	46,000
Rudolph G. Johnstone, III	48,500
Ray A. Lattimore	45,000
Anna T. Locke	46,000
William A. Maner, IV	43,000
James B. Orders, III	54,000
$ 569,000
(1)	There were no outstanding stock options held by non-employee directors at December 31, 2022. Stock options held at December 31, 2022 by Mr. Seaver are included in the table for the named executive officers under the heading entitled “Outstanding Equity Awards at Fiscal Year End.”

In 2022, we paid each of our non-employee directors a monthly retainer of $2,500 and an additional $1,000 for each board and committee meeting they attended. The chairs of the board and committees were paid an additional $500 for each meeting they attended.

BENEFICIAL OWNERSHIP OF CERTAIN PARTIES

The following table sets forth the number and percentage of outstanding shares that exceed 5% beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act) by any single person or group, as known by the Company:

Name of Beneficial Owner	Number of Shares of Common Stock Owned	Right to Acquire	Percentage of Beneficial Ownership
T. Rowe Price Associates, Inc. (1)	799,080	-	9.97%
BlackRock, Inc. (2)	699,622	-	8.73%
Banc Funds Company, L.L.C. (3)	427,153	-	5.33%
(1)	The mailing address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. The T. Rowe Price Associates, Inc. information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2023, reporting that T. Rowe Price Associates, Inc. has sole voting power over 328,244 shares and sole dispositive power over 799,080 shares.
(2)	The mailing address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The BlackRock, Inc. information set forth in this proxy statement is based on information set forth in a Schedule 13G, filed by BlackRock, Inc. with the SEC on January 25, 2023, reporting that BlackRock, Inc. has sole voting power over 665,700 shares and sole dispositive power over 699,622 shares. According to this Schedule 13G, the following subsidiaries of BlackRock, Inc. hold shares of our common stock, none of which beneficially owns 5% or greater of our outstanding shares: Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., and BlackRock Investment Management, LLC.
(3)	The mailing address for The Banc Funds Company, L.L.C., (“TBFC”) is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606. TBFC information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by TBFC with the SEC on February 7, 2023, reporting that jointly Banc Fund IX L.P. (“BF IX”), an Illinois Limited Partnership, and Banc Fund X L.P. (“BF X”), an Illinois Limited Partnership, and TBFC Financial Technologies Fund L.P. (collectively, the “Reporting Persons”) have sole voting and dispositive power over 427,153 shares. The general partner of BF IX is MidBan IX L.P. (“MidBan IX”), whose principal business is to be a general partner of BF IX. The general partner of BF X is MidBan X L.P. (“MidBan X”), whose principal business is to be a general partner of BF X. The general partner of TBFC Financial Technologies Fund L.P. is MidBan XI L.P. (“MidBan XI”), whose principal business is to be a general partner of TBFC Financial Technologies Fund L.P. The general partner of MidBan IX, MidBan X, and MidBan XI is TBFC, whose principal business is to be a general partner of MidBan IX, MidBan X, and MidBan XI. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF IX, BF X, and TBFC Financial Technologies Fund L.P., since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities held by each of these entities. As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the Partnership entities directly and indirectly controlled by TBFC.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 15, 2023, the number and percentage of outstanding shares of our common stock beneficially owned by (i) each director and nominee for director of the Company, (ii) each named executive officer, and (iii) all executive officers and directors as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of Southern First Bancshares, Inc., 6 Verdae Boulevard, Greenville, South Carolina 29607.

Name and Address	Number of Shares Owned(1)	Right to Acquire(2)	Percentage of Beneficial Ownership(3)
Directors
Andrew B. Cajka, Jr.	11,901	-	0.15%
Mark A. Cothran(4)	99,191	-	1.23%
Leighton M. Cubbage	66,932	-	0.83%
Anne S. Ellefson	7,312	-	0.09%
David G. Ellison	46,776	-	0.58%
Terry Grayson-Caprio	2,240	-	0.03%
Tecumseh Hooper, Jr.	41,297	-	0.51%
Rudolph G. Johnstone, III	29,881	-	0.37%
Ray A. Lattimore	2,635	-	0.03%
Anna T. Locke	717	-	0.01%
William A, Maner, IV	2,000	-	0.02%
James B. Orders, III	57,007	-	0.71%
Named Executive Officers
R. Arthur Seaver, Jr.	74,891	61,750	1.68%
Michael D. Dowling(5)	40,870	54,501	1.18%
Calvin C. Hurst	6,500	11,000	0.22%
William M. Aiken, IIII	7,800	2,125	0.12%
Silvia T. King	1,200	3,250	0.06%
Executive officers and directors as a group (17 persons)	499,150	132,626	7.72%
(1)	As reported to the Company by the directors, nominees and executive officers.
(2)	Includes shares that may be acquired within 60 days of the date of this prospectus by exercising vested stock options (or stock options that will vest within 60 days of the date of this proxy statement), but does not include any unvested stock options.
(3)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 8,053,125 shares of common stock outstanding on March 15, 2023.
(4)	Includes 47,000 shares pledged as collateral to secure personal indebtedness over which Mr. Cothran retains voting rights.
(5)	Mr. Dowling resigned from the Company and the Bank effective February 15, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We enter into banking and other transactions in the ordinary course of business with our directors and officers of the Company and the bank and their affiliates. Our policies and procedures related to these transactions are not in writing, but are reflected by our course of conduct. These transactions, which would be reviewed and approved in advance by our audit committee, are made on substantially the same terms (including price, interest rates, repayment terms, and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Loans do not involve more than the normal risks of repayment nor present other unfavorable features. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.

The aggregate dollar amount of loans outstanding to persons affiliated with the bank was approximately $17.2 million at December 31, 2022 and $8.8 million at December 31, 2021.

Compensation Committee Interlocks and Insider Participation.

The members of the compensation during fiscal year 2022 were Messrs. Cubbage, Hooper, Johnstone, Maner and Orders and Ms. Ellefson. No member of this committee was at any time during 2022 or at any other time an officer or employee of the Company or any of its subsidiaries, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the compensation committee during 2022.

Interests of Management and Others in Certain Transactions

The Bank has a land lease with a company owned by our director, Mr. Cothran, on the property for one of our branch offices, with monthly payments of $9,120. In addition, the bank periodically enters into various consulting agreements with Mr. Cothran for development, administration and advisory services related to the purchase of property and construction of current and future branch office sites. Payments totaling $300,000 were made to Mr. Cothran for these services during the year ended December 31, 2021, per the Development Services Agreement dated April 9, 2019, as amended from time to time. There were no payments to the director for these services during 2022.

The Bank is of the opinion that the lease payments and development, administration and advisory payments represent market costs that could have been obtained in similar “arm’s length” transactions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms and written representations from the officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2022, except that (i) Mr. Seaver, a director and executive officer, inadvertently neglected to timely report the acquisition of 2,000 shares of restricted stock made on January 18, 2022, which error has since been corrected in filing a Form 5 on February 2, 2023, and (ii) Ms. King, an executive officer, inadvertently neglected to timely report an acquisition of 600 shares of restricted stock made on January 18, 2022 and an exercise of stock options and subsequent sale of 3,750 shares of our common stock made on June 17, 2022, which error has since been corrected in filing a Form 5 on February 2, 2023.

SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2024 Annual Meeting of Shareholders, they must deliver a written copy of their proposal to our principal executive offices no later than December 8, 2023. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

It is our policy that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must be delivered to our corporate secretary between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders. To be timely for the 2024 annual meeting, a shareholder proposal must be delivered to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary, no earlier than March 23, 2024 and no later than April 22, 2024.

SHAREHOLDER COMMUNICATIONS

We do not have a formal process by which shareholders may communicate with our board of directors. Historically, however, the chairman of the board or the nominating committee has undertaken responsibility for responding to questions and concerns expressed by shareholders. In the view of our board of directors, this approach has been sufficient to ensure that questions and concerns raised by shareholders are adequately addressed. Any shareholder desiring to communicate with the Board may do so by writing to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary.

OTHER BUSINESS

We do not know of any other business to be presented at the 2023 Annual Meeting of Shareholders. If any other matters are properly brought before the 2023 Annual Meeting of Shareholders, however, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

April 6, 2023

Appendix A

PROPOSED AMENDMENT TO SOUTHERN FIRST BANCSHARES, INC.’S
ARTICLES OF INCORPORATION

ARTICLE EIGHT
CLASSIFIED BOARD OF DIRECTORS

At the annual meeting of shareholders that is held in calendar year 2023, the Class III directors shall be elected for a term expiring at the annual meeting of shareholders that is held in calendar year 2026 and until such directors’ successors have been elected and qualified. At the annual meeting of shareholders that is held in calendar year 2024, the Class II directors shall be elected for a term expiring at the annual meeting of shareholders that is held in calendar year 2025 and until such directors’ successors have been elected and qualified. At the annual meeting of shareholders that is held in calendar year 2025, the Class I and Class II directors shall be elected for a term expiring at the annual meeting of shareholders that is held in calendar year 2026 and until such directors’ successors have been elected and qualified. ~~At any time that the Board has six or more members the terms of office of directors will be staggered by dividing the total number of directors into three classes, with each class accounting for one-third, as near as may be, of the total. The terms of directors in the first class expire at the first annual shareholders’ meeting after their election, the terms of the second class expire at the second annual shareholders’ meeting after their election, and the terms of the third class expire at the third annual meeting after their election.~~ At each annual shareholders’ meeting held thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders and until such directors’ successors shall have been elected and qualified. ~~be chosen for a term of three years to succeed those whose terms expire. If the number of directors is changed, any increase or decrease shall be so apportioned among the classes as to make all classes as nearly equal in number as possible, and when the number of directors is increased and any newly created directorships are filled by the board, the terms of the additional directors shall expire at the next election of directors by the shareholders.~~ Each director, except in the case of his or her earlier death, written resignation, retirement, disqualification or removal, shall serve for the duration of his or her term~~, as staggered,~~ and thereafter until his or her successor shall have been elected and qualified.

SouthernFirst

SOUTHERN FIRST BANCSHARES, INC.
P.O. BOX 17465
GREENVILLE S.C. 29606

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect directors (01), (02), (03), (04) and (05) for a 3-year term.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Andrew B. Cajka 02 Anne S. Ellefson 03 Tecumseh Hooper, Jr. 04 Ray A. Lattimore 05 William A. Maner, IV

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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SouthernFirst

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

Annual Meeting of Shareholders - May 16, 2023

This Proxy is Solicited by the Board of Directors

The undersigned hereby constitutes and appoints R. Arthur Seaver, Jr. and James B. Orders, III, each of them as his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Southern First Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Southern First Bancshares, Inc. to be held on May 16, 2023, at Southern First Bank at 6 Verdae Boulevard, Greenville, South Carolina, at 9:30 a.m., Eastern Standard time, and at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the five identified directors to serve on the board of directors, FOR Proposal No. 2, FOR Proposal No. 3, FOR Proposal No. 4, and in the discretion of the persons appointed herein upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)

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